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                                                           EXHIBIT 12(a)(1)(xi)

[LOGO OF GM]

                                                                 April 24, 2000

                         IMMEDIATE ATTENTION REQUIRED

Dear GM of Canada Savings Plan Participant:

   Earlier this year, General Motors announced that it would be conducting an exchange offer, whereby owners of GM $1 2/3 Par Value Common Stock ("$1 2/3 Shares") may voluntarily exchange some or all of their $1 2/3 Shares for shares of GM Class H Common Stock ("Class H Shares"). GM has now commenced the exchange offer and participants in the GM of Canada Savings Plans who hold $1 2/3 Shares or units of the General Motors $1 2/3 Par Value Common Stock Fund (the "Fund") within their individual savings plan accounts are also eligible to participate in the exchange offer. The GM of Canada Savings Plans eligible to participate in this offer are the General Motors Canadian Savings-Stock Purchase Program for Salaried Employees and the General Motors of Canada Limited Group RRSP and Savings Plan for Hourly Employees. If you choose to participate, you will receive Class H Shares in your share account.

   This package, which includes this letter and question and answer document, a letter from the Chairman, the Offering Circular-Prospectus and the Instructions to the Letter of Transmittal, provides you with detailed information about the exchange offer as well as the procedure you must follow if you wish to participate in the exchange offer through your GM of Canada Savings Plan account. We strongly recommend that you read this material carefully.

Note: If you hold $1 2/3 Shares outside of your GM of Canada Savings Plan account you will receive separate instructions relating to those shares and you will need to tender those shares separately.

 How To Participate in the Exchange Offer Through Your GM of Canada Savings Plan Account

   If you want to participate in the exchange offer you must contact Fidelity Investments. You may call the Fidelity Service Centre during the exchange election period at 1-800-945-GMGM (4646) or contact Fidelity at www.fidelity.ca. The exchange election period begins at 8:30 a.m. on Monday, April 24, 2000 and ends at 4:00 p.m., Eastern Time, Tuesday, May 16, 2000.

 Determining How Much to Exchange

   If your individual savings plan account holds units in the Fund and/or $1 2/3 Shares in the GM Share Account, you may elect to exchange all or a percentage of your eligible assets into Class H Shares. The units of the Fund and/or the $1 2/3 Shares in your GM Share Account you wish to exchange must be specified as a whole percentage. YOU MAY NOT ELECT A SPECIFIC DOLLAR AMOUNT, UNIT AMOUNT OR SHARE AMOUNT TO BE EXCHANGED.

   An election to exchange units in the Fund will result in two separate transactions: (1) the redemption of all or a portion of your units in the Fund as at 2:00 p.m., Eastern Time, Tuesday, May 16, 2000 in exchange for $1 2/3 Shares having a value equal to all or a portion of the units of the Fund you have tendered; and (2) the exchange of the $1 2/3 Shares you receive on the redemption for Class H Shares. Although the enclosed Offering Circular-Prospectus indicates that the exchange described in (2) generally will not be a taxable event, please note that the redemption described in (1) will be a taxable event--and you may realize a capital gain or loss--if you hold units through a non-registered plan (i.e., Employee Profit Sharing Plan for salaried employees or Employee Savings Plan for hourly employees). The redemption described in (1) may also affect the foreign content amount in your registered plans. For a description of the tax impact of an election to exchange units in the Fund, see the section "Tax Consequences of Exchange of Units in the Fund" below. These tax consequences will apply even if GM decides to terminate the offer after the expiration of the tender period or if GM only accepts the tender of a portion of the shares you have tendered.
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   If you decide to make an exchange election, remember that at the time the exchange election period closes (Tuesday, May 16, 2000, at 4:00 p.m., Eastern
Time), the balance of units and/or $1 2/3 Shares in your account may have changed as a result of fund exchanges you may have initiated and/or contributions that may have been posted to your account prior to Tuesday, May 16, 2000. Your exchange election percent will be applied to your units in the Fund and/or $1 2/3 Shares in your GM Share Account at the time the election period closes on Tuesday, May 16, 2000 at 4:00 p.m., Eastern Time.

 Changing Your Exchange Election

   You may increase, decrease or cancel your exchange election percent at any time during the exchange election period by contacting Fidelity Investments at 1-800-945-GMGM (4646) or at www.fidelity.ca, during the exchange election period stated above. The latest direction that Fidelity has on file at the close of the exchange election period will be considered your final direction.

 Trading Blackout Period

   Your holdings in the Fund and/or $1 2/3 Share account will be frozen from Tuesday, May 16, 2000 at 2:00 p.m., Eastern Time, until the administrative processing for the exchange of shares has been completed. This will apply to your holdings even if you have not chosen to participate in the exchange offer.

   While your units in the Fund and/or $1 2/3 Shares in your Share Account are frozen, you will be unable to make any transactions involving these investments. This includes contributions, withdrawals, distributions and inter-fund transfers.

 If You Do Not Want to Participate in the Exchange Offer

   If you do not want to exchange any of your units in the Fund and/or $1 2/3 Shares in your GM Share Account, there is nothing you need to do. If you do not contact Fidelity Investments to request an exchange during the exchange election period, you will be considered to have made an election NOT to exchange.

 Tax Consequences of Exchange of Units in the Fund

   As indicated above under "Determining How Much to Exchange", the exchange of units in the Fund will result in two separate transactions, one of which is the receipt by you of $1 2/3 Shares having a value equal to the percentage of units in the Fund you have chosen to tender as at 4:00 p.m., Eastern Time, Tuesday May 16, 2000 (upon the redemption of your units).

   The Fund will be considered to have sold the $1 2/3 Shares it is paying to you and others upon the redemption of Fund units of those who have decided to exchange their units in the Fund. This means that the redemption will be a taxable event to the Fund.

 If your holdings are in Registered Plans (RRSP, Spousal RRSP and/or Locked In Retirement Account)

   The distribution of $1 2/3 Shares will not be a taxable event. This means that you will not have taxable income as a result of the distribution.

   The distribution may affect the cost amount of Foreign Property in your Registered plan. If this occurs, a re-balancing of your account may be required to ensure that it is within foreign property limits. In this circumstance, you will receive a confirmation of re-balancing in the mail.

   The cost amount of your holdings will change because you will be deemed to have acquired the $1 2/3 Shares at their fair market value at the time of the redemption. If the fair market value of the $1 2/3 Shares exceeds the cost amount of the units of the Fund you have tendered, the cost amount of foreign property in your registered plan will increase. If this occurs, the re-balancing of your account noted above may be required to ensure that it is within foreign property limits. If the fair market value of the $1 2/3 Shares is less than the cost amount of the units of the Fund you have tendered, the cost amount of foreign property in your registered plans will decrease.
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 If your holdings are in Non-registered Plans (Employee Profit Sharing Program for salaried employees or Employee Savings Plan for hourly employees)

   If the Fund realizes a gain from the redemption: The redemption of units of the Fund for $1 2/3 Shares will be considered a distribution of taxable income to the extent of the gain, with the balance of the redemption proceeds considered to be a proceeds of disposition. If this is the case, Fidelity, as trustee of the Fund, may determine to deem a portion of the redemption proceeds to be a distribution of income. This means that you may have taxable income as a result of the redemption. If this occurs, the distribution will be reported to you by Fidelity. You may also realize a capital gain or loss as described below.

   If your cost amount for units in the Fund you have tendered is less than your proceeds of disposition: Because some or all of the redemption proceeds will be treated as the proceeds of disposition of your units in the Fund, you will realize a capital gain. The amount at which your units were "sold" and your $1 2/3 Shares were "purchased" will be shown on the quarterly Participant statement you receive after the redemption.

   If the cost amount for units in the Fund you have tendered is more than your proceeds of disposition: Because some or all of the redemption proceeds will be treated as the proceeds of disposition for your units in the Fund, you will realize a capital loss. Again, the amount at which your units were "sold" and your $1 2/3 Shares were "purchased" will be shown on the quarterly Participant statement you receive after the redemption.

   If the Fund has other income it has accrued prior to the time of the redemption of all units being exchanged: Fidelity, as trustee of the Fund, may determine to pay an income distribution to all unitholders of the Fund prior to the redemption. If a distribution is paid, it will be reported to you by Fidelity.

   We recommend that you consult a tax advisor for details on the specific tax implications of the distributions that may apply to you.

 For More Information

   GM has hired an information agent, Morrow & Co., to answer general questions about the exchange offer. Please note that Morrow will only address questions regarding the terms and conditions of the exchange offer. Morrow may be reached at 1-212-754-8000 (collect) in Canada and elsewhere outside of the United States, or at 1-877-816-5329 in the United States.

  . Morrow CANNOT answer questions about your GM of Canada Savings Plan account. If you have questions or want to discuss your GM of Canada Savings Plans, you must call the Fidelity Service Centre at 1-800-945-GMGM (4646).

  . Fidelity Investments CANNOT address any questions related to the exchange offer. If you have questions regarding the exchange offer, you must contact Morrow.

   The material contained in this package is intended to provide you with information related to the exchange offer. Please read the Offering Circular-Prospectus carefully before deciding to participate in the exchange offer. Also, please refer to the question and answer section of this document.

                                          Sincerely,

                                          Fidelity Investments
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               Questions & Answers Concerning the Exchange Offer

May I participate in the exchange offer?

   You are eligible to participate in the exchange offer if you participate in one of the GM of Canada Savings Plans (i.e., General Motors Canadian Savings-Stock Purchase Program for Salaried Employees, and the General Motors of Canada Limited Group RRSP and Savings Plan for Hourly Employees) and you hold units in the General Motors $1 2/3 Par Value Common Stock Fund (the "Fund") and/or GM $1 2/3 par value common stock ("$1 2/3 Shares") in the GM Share Account at 2:00 p.m., Eastern Time, on Tuesday, May 16, 2000.

How do I decide whether to participate in the exchange offer?

   To decide whether to participate in the exchange offer, review all the material contained in this package, including the Offering Circular-Prospectus carefully. You may also want to consult with your tax and/or financial advisor before making a final decision.

How do I make my election to exchange my GM of Canada Savings Plan assets in the Fund and/or $1 2/3 Share Account?

   If you wish to participate in the exchange offer, you must contact Fidelity Investments at 1-800-945-GMGM (4646) or at www.fidelity.ca.

If I elect to participate in the exchange offer through my GM of Canada Savings Plan account, how much can I exchange?

   You may elect to exchange all or a portion of your eligible units in the Fund and/or $1 2/3 Shares in your GM Share Account. Your election must be in whole percentages. No specific dollar amount, unit amount or share amount election is possible.

   Remember, if you do nothing during the exchange election period, you will be deemed to have made an election NOT to exchange any of your units in the Fund and/or $1 2/3 Shares in your GM Share Account.

As a member of the GM of Canada Savings-Stock Purchase Program, if I elect to participate in the exchange, will the GM matching contributions in my GM of Canada Savings-Stock Purchase Program account be included?

   The eligible assets in your GM of Canada Savings-Stock Purchase Program account will automatically include any GM contributions that were contributed to your account by GM prior to January 1, 2000 and are invested in the Fund and/or $1 2/3 Share account. GM matching contributions contributed after December 31, 1999 are not included in the exchange.

Can I change my mind after I elect to exchange assets in my GM Stock Fund and/or GM Share Account?

   Yes. You may withdraw or change your exchange directive any time before the exchange offer expires at 4:00 p.m., Eastern Time, on Tuesday, May 16, 2000.

Why is the closing date for the exchange election period earlier in the GM of Canada Savings Plans than for the general public?

   The GM of Canada Savings Plans election period closes at 4:00 p.m., Eastern Time, on Tuesday, May 16, 2000, three days earlier than the election period for the general public, to allow the plan administrator to tabulate the plan participants' elections and transmit the election results to the trustee and exchange agent for the exchange offer prior to the expiration date of the exchange offer.
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Are there tax consequences for participating in the exchange offer?

   1. The enclosed Offering Circular-Prospectus indicates that the exchange of $1 2/3 Shares for Class H Shares will be done on a tax deferred basis (please refer to the Offering Circular-Prospectus for further details). This would apply to holdings of $1 2/3 Shares in the GM Share Account.

   2. However, the exchange of units in your GM $1 2/3 Par Value Stock Fund will be a taxable event for non-registered accounts and may also have an impact on registered accounts. See the letter portion of this document under the headings "Determining How Much to Exchange" and "Tax Consequences of Exchange of Units in the Fund".

What happens if GM declares a quarterly dividend to holders of GM $1 2/3 par value common stock during the exchange period and I have made an election to exchange all or a portion of my assets in the GM Stock Fund and/or GM Share Account?

   If a dividend is declared with a record date before the completion of the exchange offer and you hold $1 2/3 Shares in your GM Share Account on the record date, you will be entitled to that dividend even if you have made an election to tender all or a portion of your $1 2/3 Shares in your GM Share account. Tendering your $1 2/3 Shares in your GM Share Account in the exchange offer is not a sale or transfer of the assets until they are accepted by GM for exchange upon completion of the exchange offer. However, tendering $1 2/3 Shares held through the Fund will result in a cancellation of your units in the Fund and the receipt of $1 2/3 Shares whether or not GM accepts the $1 2/3 Shares for exchange upon completion of the offer.

If I elect to participate in the exchange offer through my GM of Canada Savings Plan account, will I receive anything confirming the exchange?

   Yes. After the exchange offer has been completed and your individual account is updated, Fidelity Investments will send you a confirmation statement of the exchange.

Who should I call if I have questions or want copies of additional documents related to the exchange offer?

   You may call the information agent, Morrow & Co., to (1) ask any questions exclusively related to the exchange offer, or (2) request additional documents at 1-212-754-8000 (collect) in Canada or other locations outside of the United States, or at 1-877-816-5329 (toll free) in the United States. You may also obtain free copies of other documents publicly filed by General Motors at the Securities and Exchange Commission's website at www.sec.gov or at General Motors website at www.gm.com.

As a GM Savings Plan participant, I elected to participate in the exchange offer. Once the GM Class H Common Share Account assets have been posted to my account, can I exchange out of this Account?

   You may sell GM Class H Common Shares at any time after the trading blackout period has ended, subject to the usual rules of the Savings Plans.